Exhibit 99.1

Privia Health Expands Value-Based Care Footprint with Acquisition of Accountable Care Organization Business from Evolent Health

ARLINGTON, VA – September 23, 2025 – Privia Health Group, Inc. (Nasdaq: PRVA) announced that it signed a definitive agreement to acquire an Accountable Care Organization (ACO) business from Evolent Health, Inc. (NYSE: EVH). The ACO business cares for over 120,000 attributed lives through the Medicare Shared Savings Program (MSSP), as well as various commercial and Medicare Advantage programs. With this transaction, Privia Health will now serve approximately 1.5 million attributed lives in value-based care (VBC) arrangements across commercial, Medicare, Medicare Advantage and Medicaid.

Privia Health will pay $100 million in cash at closing and up to an additional $13 million subject to final MSSP performance for 2025. The transaction is expected to close in the fourth quarter of 2025, and is expected to positively contribute to Adjusted EBITDA in 2026. The Company will finance the transaction with cash on its balance sheet.

This strategic transaction increases VBC attributed lives in existing Privia states, adds lives in new states, and also offers a compelling synergy opportunity for the ACO-participating providers to join Privia’s Medical Groups for a full suite of services and technology platform.

“The addition of Evolent Health’s ACO business to our existing national network of ACOs reaffirms Privia Health’s ability to replicate our highly differentiated and flexible operating model with new provider partners across the U.S. ,” said Sam Starbuck, SVP and President, Privia Care Partners, Privia Health. “We look forward to collaborating with the physicians and their practices, and leveraging our population health and value-based care expertise to enhance the patient experience, improve outcomes and lower costs.”

About Privia Health

Privia Health™ is one of the largest physician enablement companies in the United States with a presence in 15 states and the District of Columbia. Privia builds scaled provider networks with primary-care centric medical groups, risk-bearing entities, a physician-led governance structure, and the Privia Platform comprising an extensive suite of technology and service solutions. Privia collaborates with medical groups, health plans and health systems to optimize 1,300+ physician practices, improve the patient experience for 5.3+ million patients, and reward 5,100+ physicians and advanced practitioners for delivering high-value care.

Privia’s mission is to transform healthcare delivery to achieve better outcomes, lower costs, and improve the health of communities and the well-being of providers. For more information, visit priviahealth.com and connect with us on LinkedIn.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” "assumes," “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,”

Exhibit 99.1

“would,” “could,” “should,” and variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to, among other things: our future actions, business plans, objectives and prospects; and our future operating or financial performance and projections, including our full-year guidance for 2025. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors related to these risks and uncertainties include, but are not limited to: the heavily regulated industry in which we operate, and any failure by us or our medical groups to comply with the extensive applicable healthcare laws and government regulations; the complexity of the legal framework governing our relationships with Medical Groups, some of which we do not own, and Privia providers, and the impact of legal challenges or shifting interpretations of applicable laws; the execution of our growth strategy, which may not prove viable and we may not realize expected results; difficulties timely implementing our proprietary end-to-end, cloud-based technology solution for Privia physicians and new medical groups; the high level of competition in our industry; challenges in successfully establishing a presence in new geographic markets; the impact of failures by or service disruptions at key third-party vendors, such as our primary electronic medical record vendor, athenahealth, Inc.; potential decreases in reimbursement rates by governmental and third-party payers, changes to payment terms or challenges negotiating and retaining favorable contracts with private third-party payers, and changes impacting our patient population; the financial and operational impact of our compliance with various complex and changing federal and state privacy and security laws and regulations related to our use, disclosure, and other processing of personal information and protected health information, including the Health Insurance Portability and Accountability Act of 1996; the impact of actual and potential security threats, cybersecurity incidents or privacy or other forms of data breaches involving us, our vendors or other third parties; the continued availability of qualified workforce, including staff at our medical groups, and the continued upward pressure on compensation for such workforce; and other risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s subsequent Quarterly Reports on Form 10-Q. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.
Contact:
Robert Borchert
SVP, Investor & Corporate Communications
IR@priviahealth.com
817.783.4841